Exhibit 4.2

NON-QUALIFIED STOCK OPTION AGREEMENT

This NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is entered into and effective as of __________(the “Date of Grant”), by and between Verso Technologies, Inc., a Minnesota corporation (the “Company”), and ____________ (the “Optionee”).

WITNESSETH

WHEREAS, the Company has duly adopted the Verso Technologies, Inc. 1999 Stock Incentive Plan and certain amendments thereto (as amended, the “Plan”) authorizing the Board of Directors of the Company (the “Board”) or a committee as provided for in the Plan (the “Committee”) to grant stock options to Eligible Recipients (as defined in the Plan) of the Company and its Subsidiaries (as defined in the Plan); and

WHEREAS, the Board desires to give the Optionee an inducement to acquire a proprietary interest in the Company and an added incentive to advance the interests of the Company by granting to the Optionee an option to purchase shares of common stock of the Company, par value $.01 per share (the “Common Stock”).

NOW, THEREFORE, in consideration of the mutual covenants and conditions hereinafter set forth, the parties hereto hereby agree as follows:

I.	GRANT OF OPTION.

The Company hereby grants to the Optionee the right, privilege, and option (the “Option”) to purchase ________ shares (the “Option Shares”) of Common Stock according to the terms and subject to the conditions hereinafter set forth. The Option is a “non-qualified stock option,” and it is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

II.	OPTION EXERCISE PRICE.

The exercise price to be paid by Optionee upon exercise of the Option or any portion thereof shall be $_____ per each Option Share purchased.

III.	EXERCISABILITY AND EXPIRATION OF OPTION.
A.	Exercisability. The Option shall vest as follows:__________.

B.        Expiration. In no event shall the Option be exercisable after, and this Option shall become void and expire as to all unexercised Option Shares at, 11:59 p.m. Eastern Time on___________.

IV.	MANNER OF OPTION EXERCISE.

A.        Notice. This Option may be exercised by the Optionee in whole or in part from time to time, subject to the conditions contained herein and in the Plan, by delivery in person, by facsimile, electronic transmission, or through the mail, of written notice of exercise to the Company at its office at 400 Galleria Parkway Suite 200, Atlanta, GA 30339, or such other office as the Company may designate (Attention: Chief Financial Officer), and by paying in full the total exercise price for the Option Shares purchased. The notice of Option exercise shall be in the form determined from time to time by the Board or the Committee. As soon as practicable after such notice and payment are received, the Optionee shall be recorded on the books of the Company as the owner of the Option Shares purchased, and the Company shall deliver to the Optionee one or more duly issued stock certificates evidencing such ownership.

B.        Payment. At the time of exercise of the Option, the Optionee may determine whether to pay the total exercise price of the Option Shares to be purchased solely in cash, through a Broker Exercise Notice (as defined in the Plan), by transfer from the Optionee to the Company of Previously Acquired Shares (as defined in the Plan), or by a combination of such methods. The Board or the Committee, however, in its sole discretion, may reject the Optionee’s election to pay all or part of the exercise price with consideration other than cash.

V.	NONTRANSFERABILITY.

This Option shall not be transferable by the Optionee, either voluntarily or involuntarily, except as provided in Section 12.3 of the Plan. Any attempt to transfer this Option other than in accordance with Section 12.3 of the Plan shall void this Option.

VI.	LIMITATION OF LIABILITY.

Nothing in this Agreement shall be construed to be evidence of any agreement or understanding, express or implied, that the Company or any of its Subsidiaries will employ the Optionee in any particular position at any particular rate of compensation or for any particular period of time.

VII.	BINDING EFFECT.

This Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereto.

VIII.	SUBJECT TO PLAN.

The Option represented by this Agreement has been granted under, and is subject to the terms of, the Plan. The terms of the Plan are hereby incorporated by reference herein in their entirety, and the Optionee, by execution hereof, acknowledges having received a copy of the Plan. The provisions of this Agreement shall be interpreted as to be consistent with the Plan, and any ambiguities herein shall be interpreted by reference to the Plan. In the event that any provision hereof is inconsistent with the terms of the Plan, the latter shall prevail.

IX.	GOVERNING LAW.

This Agreement and all rights and obligations hereunder shall be construed in accordance with the Plan and governed by the laws of the State of Georgia.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed effective the day and year first above written.

VERSO TECHNOLOGIES, INC.

By:
Its:

OPTIONEE

By execution hereof, the Optionee acknowledges having received a copy of the Plan.